EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Second Quarter 2026 Financial Results

MIAMI, July 30, 2026 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the second quarter ended June 30, 2026 and provided guidance for the third quarter and full year 2026.

Highlights

  Second quarter total revenue grew 4.9% to $2.6 billion. GAAP net income was $223 million with EPS of $0.48.
  Delivered better-than-expected second quarter profitability, with Adjusted EBITDA1 of $666 million, Adjusted Net Income of $222 million and Adjusted EPS of $0.48, each exceeding guidance.
  Company now expects full year 2026 Adjusted EPS to be approximately $1.50.
  Advanced the Company’s global business sourcing strategy through the consolidation of technology vendors as well as other salary and benefit savings, generating an additional ~$100 million of expected annualized run-rate savings, primarily from capital expenditures and SG&A.
  Announced the grand opening of Great Tides Waterpark on September 4, 2026, at the Company’s private island, Great Stirrup Cay. Spanning nearly six acres, Great Tides Waterpark will deliver a bold, family-friendly adventure across immersive attractions for all ages.
  Entered into a memorandum of agreement in July 2026 for the sale of Oceania Sirena. Oceania Cruises expects to continue operating Oceania Sirena through spring 2028 pursuant to a charter agreement. The transactions are expected to close during the third quarter of 2026.
  Prior to quarter-end, the Company elected to settle the 1.125% Exchangeable Senior Notes due 2027, and the 2.50% Exchangeable Senior Notes due 2027, in cash. The elections are expected to reduce the diluted weighted-average shares outstanding in full year 2026 by 4 million shares, relative to guidance previously issued on May 4, 2026.

“Norwegian Cruise Line Holdings delivered a solid second quarter with profitability ahead of guidance. At the same time, we continued to advance our strategic priorities to strengthen the business for the long term,” said John W. Chidsey, Chairperson and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. “We are executing with urgency on our priorities including sharpening our brand positioning and marketing execution, strengthening our revenue management and pricing capabilities, driving meaningful cost efficiencies, including an additional $100 million of savings, and ensuring we have the right team in place to rebuild commercial momentum over time. While we are confident in the strength of our brands and the long-term benefits of the actions underway, we are still in the early stages of our turnaround. Our leadership team is united and focused on delivering sustainable growth and long-term value creation.”

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1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA, Adjusted Net Income, Net Leverage and other non-GAAP financial measures.

Second Quarter 2026 Highlights

  Generated total revenue of $2.6 billion, a 4.9% increase compared to the second quarter of 2025, driven by increased Capacity Days. GAAP net income was $223 million compared to $30 million in the prior year, with EPS of $0.48.
  Gross margin per Capacity Day decreased 11.6% versus 2025 on an as reported basis and decreased 12.3% on a Constant Currency basis. Net Yield decreased approximately 2.1% on an as reported basis and 2.6% on a Constant Currency basis, better than guidance of a decline of 3.6%.
  Gross Cruise Costs per Capacity Day were approximately $304, compared to $306 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $164 on an as reported basis and $163 on a Constant Currency basis. Compared to 2025, this metric was essentially flat on an as reported basis and decreased 0.5% on a Constant Currency basis, 150 basis points better than guidance.
  Adjusted EBITDA declined 4.1% to $666 million, compared to $694 million in 2025, above guidance of $632 million. Adjusted EPS decreased 6.6% to $0.48, above guidance of $0.38.

2026 Full Year Outlook

The Company continues to execute on the cost front, identifying $100 million of annualized savings, in addition to the $125 million of annualized savings announced last quarter. The Company has also taken actions to strengthen its execution, including the addition of key leadership within marketing, revenue management and other key areas at Norwegian Cruise Line. The benefits of these changes are expected to be realized over time and will have a limited impact on 2026 financial results as the Company navigates through its execution challenges, which are impacting its demand generation and revenue outlook. As a result, the Company is updating its full year 2026 guidance. A summary of the updated full year guidance is provided below:

  2026 full year Net Yield on a Constant Currency basis is expected to be down approximately 5% versus 2025.
  2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to be down approximately 0.25% on a Constant Currency basis versus 2025, reflecting better-than-previously-guided performance driven by ongoing savings.
  2026 full year Adjusted EBITDA is expected to be approximately $2.5 billion.
  Adjusted Operational EBITDA Margin for the full year 2026 is expected to be 33.2%.
  Full year Adjusted Net Income is expected to be approximately $700 million. Adjusted EPS is expected to be approximately $1.50.

Q3 2026 Outlook

  Q3 2026 Net Yield on a Constant Currency basis is expected to decline 8.9% versus 2025.
  Q3 2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to decline 0.9% on a Constant Currency basis versus 2025.
  Q3 2026 Adjusted EBITDA is expected to be $874 million and Adjusted Operational EBITDA Margin for the quarter is expected to be 41.2%.

Booking Environment Update

The Company remains below its optimal booked position for the next 12 months, as it continues to experience pressure from softer demand at its Norwegian Cruise Line brand related to Company-specific execution challenges, as well as the ongoing conflict in the Middle East. As we look ahead, the full amenities at the Company’s private island, Great Stirrup Cay, will be open to the public beginning September 4, including the pier and the new Great Tides Waterpark, the Great Life Lagoon, and the nearby Splash Harbor, which we expect will improve demand to Caribbean itineraries over time.

Liquidity and Financial Position

The Company is committed to optimizing its balance sheet and reducing Net Leverage. As of June 30, 2026, the Company had total debt of $15.0 billion and Net Debt of $14.8 billion. Net Leverage ended the quarter at 5.3x.

As of June 30, 2026, liquidity was $1.5 billion, including approximately $218 million of cash and cash equivalents and $1.3 billion of availability under our Revolving Loan Facility.

“While the demand environment remains pressured at our Norwegian Cruise Line brand, we continue to execute on disciplined cost and sourcing initiatives, and have identified an additional $100 million of expected annualized run-rate savings primarily related to technology vendors,” said Mark A. Kempa, Executive Vice President and Chief Financial Officer of Norwegian Cruise Line Holdings Ltd. “We remain disciplined in managing our cost structure and over the past three years we have identified over $500 million in savings. These actions will help support future margin expansion and strengthen our financial flexibility as we continue to position the Company for long-term profitable growth.”

Outlook and Guidance

In addition to announcing the results for the second quarter of 2026, the Company also provided guidance for the third quarter and full year 2026, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2026 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2026 Guidance
	Third Quarter 2026		Full Year 2026
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	(8.8%)	(8.9%)	~(4.7%)	~(5.0%)
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	(1.0%)	(0.9%)	~0.0%	~(0.25%)
Capacity Days	6.8 million		~26.25 million
Occupancy	104.0%		~102.3%
Adjusted EBITDA	$874 million		~$2.5 billion
Adjusted Net Income	$414 million		~$700 million
Adjusted EPS[1]	$0.90		~$1.50
Diluted Weighted-Average Shares Outstanding[2]	461 million		~464 million
Depreciation and Amortization	$275 million		~$1,085 million
Interest Expense, net[3]	$180 million		~$705 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	$21 million ~$0.05		~$75 million ~$0.16
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$10 million ~$0.02		~$42 million ~$0.09
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS[4]	~$1.8 million ~$0.00		~$3.4 million ~$0.01

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(1)	Based on guidance and using diluted weighted-average shares outstanding of approximately 461 million for the third quarter of 2026 and 464 million for full year 2026.
(2)	As of June 30, 2026, the price of NCLH’s ordinary shares did not exceed the conversion price related to the Company’s 2030 Exchangeable Notes, and therefore, there was no impact to diluted weighted-average shares outstanding considered for the third quarter and full year 2026 guidance.
(3)	Interest expense excluding debt extinguishment and modification costs. Based on the Company’s June 30, 2026 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $15 million excluding the effects of the capitalization of interest.
(4)	Impact from changes in foreign exchange rates only considers the impact that foreign exchange rate movements could have on our revenues and operating costs.

The following reflects the foreign currency exchange rates as of June 30, 2026 that the Company used in its third quarter and full year 2026 guidance.

Current Guidance
Euro	$1.14
British pound	$1.33
Australian Dollar	$0.69
Canadian Dollar	$0.70

Fuel

The Company reported fuel expense of $219 million in the quarter. Fuel price per metric ton, net of hedges increased to $888 from $659 in 2025. Fuel consumption of 247,000 metric tons was slightly below projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities:

	Third Quarter 2026	Full Year 2026
Fuel consumption in metric tons[1]	245,000	1,010,000
Fuel price per metric ton, net of hedges[2]	$811	$780
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.05

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(1)	Total fuel consumption for the full year 2026 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2)	Fuel prices are based on spot rates as of July 28th.

As of June 30, 2026, the Company had hedged approximately 52% and 38% of its total projected metric tons of fuel consumption for 2026, and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and prices per metric ton:

	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$533	$549
Total % of Consumption Hedged	52%	38%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	First Quarter 2026 (millions)	Second Quarter 2026 (millions)	Third Quarter 2026 (millions)	Full Year 2026 (billions)	Full Year 2027 (billions)	Full Year 2028 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$1,274	$328	$313	~$2.9	~$2.9	~$1.8
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	$883	-	$111	~$1.6	~$2.0	~$1.3
Newbuild-and-Growth Capital Expenditures, Net of Financing	$391	$328	$202	~$1.4	~$0.9	~$0.5

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  Includes all newbuild related capital expenditures including shipyard progress payments.
  Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, technology and digital:

	First Quarter 2026 (millions)	Second Quarter 2026 (millions)	Third Quarter 2026 (millions)	Full Year 2026 (millions)
Other Capital Expenditures	$137	$172	~$100	~$540

Fleet and Brand Updates

  Norwegian Cruise Line named Lee Applbaum as Chief Marketing Officer. Mr. Applbaum brings more than 25 years of experience building iconic global brands and will lead the brand’s global marketing organization. Learn more here.
  Norwegian Cruise Line announced the grand opening date for Great Tides Waterpark at Great Stirrup Cay will be September 4th, 2026. Spanning nearly six acres, Great Tides Waterpark is set to deliver immersive attractions for all ages. Learn more here.
  Norwegian Cruise Line Holdings Ltd. released its 2025 Sail & Sustain Report, highlighting progress across the Company’s global sustainability strategy and its five foundational pillars: Caring for Nature, Sailing Safely, Empowering People, Strengthening Our Communities, and Operating with Integrity & Accountability. Learn more here.

Conference Call

The Company has scheduled a conference call for Thursday, July 30th, 2026 at 8:30 a.m. Eastern Time to discuss second quarter 2026 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 35 ships and ~75,000 Berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 16 additional ships across its three brands through 2037, which will add ~43,000 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation expenses.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost Excluding Fuel adjusted for supplemental adjustments.

Adjusted Net Income. Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt, including the short-term portion thereof, and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding announced ships with long-term bareboat charters once their charters begin.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage greater than 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. Approximately $2.5 billion senior secured revolving credit facility.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

2027 Exchangeable Notes. On November 19, 2021, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $1,150.0 million aggregate principal amount of exchangeable senior notes due 2027. Additionally, on February 15, 2022, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $473.2 million aggregate principal amount of exchangeable senior notes due 2027.

2030 Exchangeable Notes. On April 7, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $353.9 million aggregate principal amount of exchangeable senior notes due 2030. Additionally, on September 11, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $1,407.0 million aggregate principal amount of exchangeable senior notes due 2030.

References to “dollar(s)” or “$” are to United States dollars and “euro(s)” or “€” are to the official currency of the Eurozone.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income, Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss) as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results. For example, for the six months ended June 30, 2026, we had an expense of $19.7 million related to restructuring costs. We included this as an adjustment in the reconciliation of Adjusted Net Income since the loss is not representative of our day-to-day operations, and this adjustment did not occur and is not included in the comparative period presented within this release.

Non-GAAP diluted weighted-average shares are calculated using the treasury stock method to calculate the effect of restricted share units and options and the if-converted method to calculate the effect of convertible instruments. This is the same methodology that is used when calculating GAAP diluted weighted-average shares. However, the determination of whether the shares are dilutive or anti-dilutive is made independently on a GAAP and non-GAAP net income or loss basis, and therefore, the number of diluted weighted-average shares outstanding for GAAP and non-GAAP may be different.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and deliveries, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program, decarbonization efforts and alternative fuel sources and related regulation may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment, tariff increases and trade wars, the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild-related payments and other obligations and to work with credit card processors to satisfy potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; our ability to maintain and strengthen our brand; shareholder activism and/or proxy contests; the unavailability of ports of call and the impacts of port and destination fees and expenses; future increases in the price of, or major changes, disruptions or reductions in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, geopolitical conflict, armed conflict or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships, technology services and certain other critical services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets, businesses and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue
Passenger ticket	$1,729,838	$1,708,985	$3,272,159	$3,127,669
Onboard and other	910,706	808,512	1,699,606	1,517,381
Total revenue	2,640,544	2,517,497	4,971,765	4,645,050
Cruise operating expense
Commissions, transportation and other	484,668	487,835	882,273	883,178
Onboard and other	191,446	187,684	343,314	326,542
Payroll and related	394,573	346,133	774,789	680,637
Fuel	219,384	157,377	388,310	332,391
Food	87,322	81,323	168,004	156,911
Other	209,415	196,495	407,999	381,126
Total cruise operating expense	1,586,808	1,456,847	2,964,689	2,760,785
Other operating expense
Marketing, general and administrative	419,204	393,054	878,885	784,430
Depreciation and amortization	271,205	243,760	531,921	475,057
Total other operating expense	690,409	636,814	1,410,806	1,259,487
Operating income	363,327	423,836	596,270	624,778
Non-operating income (expense)
Interest expense, net	(170,887)	(236,782)	(336,874)	(454,654)
Other income (expense), net	33,517	(156,425)	74,220	(180,930)
Total non-operating income (expense)	(137,370)	(393,207)	(262,654)	(635,584)
Net income (loss) before income taxes	225,957	30,629	333,616	(10,806)
Income tax benefit (expense)	(3,404)	(637)	(6,397)	503
Net income (loss)	$222,553	$29,992	$327,219	$(10,303)
Weighted-average shares outstanding
Basic	459,133,954	446,586,784	457,901,116	443,882,011
Diluted	463,932,441	448,033,138	465,388,927	443,882,011
Earnings (loss) per share
Basic	$0.48	$0.07	$0.71	$(0.02)
Diluted	$0.48	$0.07	$0.71	$(0.02)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss)	$222,553	$29,992	$327,219	$(10,303)
Other comprehensive income (loss):
Shipboard Retirement Plan	42	16	85	32
Cash flow hedges:
Net unrealized gain (loss)	(69,193)	22,076	55,946	52,901
Amount realized and reclassified into earnings	(34,649)	11,044	(36,238)	15,117
Total other comprehensive income (loss)	(103,800)	33,136	19,793	68,050
Total comprehensive income	$118,753	$63,128	$347,012	$57,747

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$218,100	$209,893
Accounts receivable, net	276,958	291,659
Inventories	161,296	138,181
Prepaid expenses and other assets	609,704	498,808
Total current assets	1,266,058	1,138,541
Property and equipment, net	20,437,529	19,068,807
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,671,834	1,697,764
Total assets	$24,011,710	$22,541,401
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,141,370	$875,899
Accounts payable	233,063	169,655
Accrued expenses and other liabilities	1,295,295	1,206,430
Advance ticket sales	3,651,201	3,200,593
Total current liabilities	6,320,929	5,452,577
Long-term debt	13,893,415	13,730,277
Other long-term liabilities	1,224,500	1,148,659
Total liabilities	21,438,844	20,331,513
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 459,158,514 shares issued and outstanding at June 30, 2026 and 455,257,489 shares issued and outstanding at December 31, 2025	459	455
Additional paid-in capital	8,243,394	8,227,432
Accumulated other comprehensive income (loss)	(431,572)	(451,365)
Accumulated deficit	(5,239,415)	(5,566,634)
Total shareholders’ equity	2,572,866	2,209,888
Total liabilities and shareholders’ equity	$24,011,710	$22,541,401

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Six Months Ended
	June 30,
	2026	2025
Cash flows from operating activities
Net income (loss)	$327,219	$(10,303)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	575,435	514,972
Loss on extinguishment of debt	—	117,938
Share-based compensation expense	46,099	46,180
Net foreign currency adjustments on euro-denominated debt	(70,298)	137,922
Other, net	13,600	254
Changes in operating assets and liabilities:
Accounts receivable, net	9,550	(46,754)
Inventories	(26,749)	(11,319)
Prepaid expenses and other assets	(83,481)	(89,441)
Accounts payable	50,741	12,415
Accrued expenses and other liabilities	89,925	14,073
Advance ticket sales	481,997	708,135
Net cash provided by operating activities	1,414,038	1,394,072
Cash flows from investing activities
Additions to property and equipment, net	(1,894,361)	(1,858,861)
Other	(4,226)	(9,201)
Net cash used in investing activities	(1,898,587)	(1,868,062)
Cash flows from financing activities
Repayments of long-term debt	(1,212,597)	(3,866,296)
Proceeds from long-term debt	1,755,848	4,452,990
Common share issuance proceeds, net	—	63,996
Net share settlement of restricted share units	(30,122)	(23,805)
Early redemption premium	—	(106,108)
Deferred financing fees and other	(20,373)	(53,537)
Net cash provided by financing activities	492,756	467,240
Net increase (decrease) in cash and cash equivalents	8,207	(6,750)
Cash and cash equivalents at beginning of the period	209,893	190,765
Cash and cash equivalents at end of the period	$218,100	$184,015

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Passengers carried	906,689	738,635	1,767,749	1,407,734
Passenger Cruise Days	6,745,954	6,288,800	13,380,480	12,076,043
Capacity Days	6,589,740	6,052,273	12,982,709	11,752,836
Occupancy Percentage	102.4%	103.9%	103.1%	102.8%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2026			2026
		Constant Currency			Constant Currency
	2026	compared to 2025	2025	2026	compared to 2025	2025
Total revenue	$2,640,544	$2,627,093	$2,517,497	$4,971,765	$4,940,535	$4,645,050
Less:
Total cruise operating expense	1,586,808	1,578,996	1,456,847	2,964,689	2,948,633	2,760,785
Ship depreciation	249,609	249,609	224,728	490,837	490,837	437,491
Gross margin	804,127	798,488	835,922	1,516,239	1,501,065	1,446,774
Ship depreciation	249,609	249,609	224,728	490,837	490,837	437,491
Payroll and related	394,573	394,494	346,133	774,789	774,639	680,637
Fuel	219,384	219,446	157,377	388,310	388,374	332,391
Food	87,322	86,898	81,323	168,004	167,198	156,911
Other	209,415	204,494	196,495	407,999	400,166	381,126
Adjusted Gross Margin	$1,964,430	$1,953,429	$1,841,978	$3,746,178	$3,722,279	$3,435,330

Passenger Cruise Days	6,745,954	6,745,954	6,288,800	13,380,480	13,380,480	12,076,043
Capacity Days	6,589,740	6,589,740	6,052,273	12,982,709	12,982,709	11,752,836

Total revenue per Passenger Cruise Day	$391.43	$389.43	$400.31	$371.57	$369.23	$384.65
Gross margin per Passenger Cruise Day	$119.20	$118.37	$132.92	$113.32	$112.18	$119.81
Net Per Diem	$291.20	$289.57	$292.90	$279.97	$278.19	$284.47

Gross margin per Capacity Day	$122.03	$121.17	$138.12	$116.79	$115.62	$123.10
Net Yield	$298.10	$296.43	$304.34	$288.55	$286.71	$292.30

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2026			2026
		Constant Currency			Constant Currency
	2026	compared to 2025	2025	2026	compared to 2025	2025
Total cruise operating expense	$1,586,808	$1,578,996	$1,456,847	$2,964,689	$2,948,633	$2,760,785
Marketing, general and administrative expense	419,204	418,621	393,054	878,885	873,756	784,430
Gross Cruise Cost	2,006,012	1,997,617	1,849,901	3,843,574	3,822,389	3,545,215
Less:
Commissions, transportation and other expense	484,668	482,218	487,835	882,273	874,942	883,178
Onboard and other expense	191,446	191,446	187,684	343,314	343,314	326,542
Net Cruise Cost	1,329,898	1,323,953	1,174,382	2,617,987	2,604,133	2,335,495
Less: Fuel expense	219,384	219,446	157,377	388,310	388,374	332,391
Net Cruise Cost Excluding Fuel	1,110,514	1,104,507	1,017,005	2,229,677	2,215,759	2,003,104
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	614	614	552	1,228	1,228	1,105
Non-cash share-based compensation (2)	22,734	22,734	25,899	44,074	44,074	46,180
Professional advisory fees (3)	175	175	—	5,242	5,242	—
Restructuring costs (4)	7,460	7,460	—	19,677	19,677	—
Adjusted Net Cruise Cost Excluding Fuel	$1,079,531	$1,073,524	$990,554	$2,159,456	$2,145,538	$1,955,819

Capacity Days	6,589,740	6,589,740	6,052,273	12,982,709	12,982,709	11,752,836

Gross Cruise Cost per Capacity Day	$304.41	$303.14	$305.65	$296.05	$294.42	$301.65
Net Cruise Cost per Capacity Day	$201.81	$200.91	$194.04	$201.65	$200.58	$198.72
Net Cruise Cost Excluding Fuel per Capacity Day	$168.52	$167.61	$168.04	$171.74	$170.67	$170.44
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$163.82	$162.91	$163.67	$166.33	$165.26	$166.41

___________________

(1)	Non-cash deferred compensation expenses related to the Shipboard Retirement Plan, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(4)	Severance and other related fees associated with certain employee terminations, including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss)	$222,553	$29,992	$327,219	$(10,303)
Effect of dilutive securities - exchangeable notes	624	—	1,576	—
Net income (loss) and assumed conversion of exchangeable notes	223,177	29,992	328,795	(10,303)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,104	987	2,207	1,976
Non-cash share-based compensation (2)	22,734	25,899	44,074	46,180
Professional advisory fees (3)	175	—	5,242	—
Restructuring costs (4)	7,460	—	19,677	—
Extinguishment and modification of debt (5)	—	68,435	—	117,977
Net foreign currency adjustments on euro-denominated debt (6)	(32,660)	121,909	(70,298)	137,922
Effect of dilutive securities - exchangeable notes (7)	—	10,049	—	24,769
Adjusted Net Income	$221,990	$257,271	$329,697	$318,521

Diluted weighted-average shares outstanding - Net income (loss)	463,932,441	448,033,138	465,388,927	443,882,011
Diluted weighted-average shares outstanding - Adjusted Net Income	463,932,441	502,251,714	465,388,927	510,196,923

Diluted EPS	$0.48	$0.07	$0.71	$(0.02)
Adjusted EPS	$0.48	$0.51	$0.71	$0.62

___________________

(1)	Non-cash deferred compensation expenses related to the Shipboard Retirement Plan, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(4)	Severance and other related fees associated with certain employee terminations, including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.
(5)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.
(6)	Net gains and losses for foreign currency remeasurements of our euro-denominated debt principal included in other income (expense), net.
(7)	The impact of the above non-GAAP adjustments results in an anti-dilutive effect on Adjusted EPS related to our exchangeable notes for which we are increasing the impact on GAAP net income (loss) and dilutive weighted average shares.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss)	$222,553	$29,992	$327,219	$(10,303)
Interest expense, net	170,887	236,782	336,874	454,654
Income tax (benefit) expense	3,404	637	6,397	(503)
Depreciation and amortization expense	271,205	243,760	531,921	475,057
EBITDA	668,049	511,171	1,202,411	918,905
Other (income) expense, net (1)	(33,517)	156,425	(74,220)	180,930
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	614	552	1,228	1,105
Non-cash share-based compensation (3)	22,734	25,899	44,074	46,180
Professional advisory fees (4)	175	—	5,242	—
Restructuring costs (5)	7,460	—	19,677	—
Adjusted EBITDA	$665,515	$694,047	$1,198,412	$1,147,120

________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements of our euro-denominated debt.
(2)	Non-cash deferred compensation expenses related to the Shipboard Retirement Plan, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(5)	Severance and other related fees associated with certain employee terminations, including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

June 30,
2026
Long-term debt	$13,893,415
Current portion of long-term debt	1,141,370
Total Debt	15,034,785
Less: Cash and cash equivalents	218,100
Net Debt	$14,816,685

Adjusted EBITDA for the twelve months ended	$2,781,518

Net Leverage	5.3x